NOTICE OF ANNUAL MEETING

TO BE HELD FEBRUARY 5, 2013

To the Shareholders of the Valley Forge Fund, Inc.:

NOTICE IS HEREBY GIVEN that a Special Meeting of The Valley Forge Fund, Inc. will be held at 3741 Worthington Road, Collegeville, PA 19426 on February 5, 2013 at 7:00PM for the following purpose:

1) To ratify or reject the selection of Boyle Capital Management, LLC as the Fund’s new Investment Adviser. Boyle Capital Management, LLC is located at 2501 Westown Parkway, Suite 1203, West Des Moines, Iowa 50266.

INVESTMENT ADVISER

Boyle Capital Management, LLC (“BCM” or the “Adviser”) is a registered investment adviser located at 2501 Westown Parkway, Suite 1203, West Des Moines, Iowa 50266. BCM was founded in 2004 and provides portfolio management services to individuals, pension and profit sharing plans, charitable organizations, and businesses. As of December 31, 2012, BCM had approximately $130 million in assets under management. Prior performance of BCM can be found at www.boylecapital.com or by emailing info@boylecapital.com.

If approved, BCM, subject to the general oversight of the Fund’s Board of Directors, will have overall responsibility for directing the investments of the Fund in accordance with the Fund’s investment objectives, policies, and limitations. BCM will be entitled to receive an investment advisory fee of 1.00% of the Fund’s average net assets. BCM has agreed to a Fee Waiver of 0.30%, resulting in a Net Fee of 0.70%.

PORTFOLIO MANAGER

Brian Boyle is the Chief Executive Officer and Chief Investment Officer of BCM. Mr. Boyle founded BCM in 2004. Mr. Boyle graduated Summa Cum Laude with a B.A. from the University of Northern Iowa, holds the Chartered Financial Analyst designation, and is a member of the Iowa Society of Financial Analysts.

The Board of Directors has fixed the close of business on January 11, 2013, as the record date for determination of the shareholders entitled to notice of, and to vote, at the meeting.

PLEASE FILL IN, SIGN AND RETURN THE ENCLOSED PROXY IF

YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON.

PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED.

PRIVACY POLICY

THE VALLEY FORGE FUND

The Federal Securities and Exchange Commission has adopted a ruling regarding the “Privacy of Consumer Financial Information” known as Regulation S-P.  This ruling states that financial institutions such as the Valley Forge Fund must provide you with this notice of our privacy policies and practices on an annual basis.  The Fund is pleased to report that:

A.

Information We Collect – The Fund’s application forms contain names, addresses, phone numbers, W9 status, birth dates and social security or tax ID numbers for regular accounts.  IRA application forms also contain beneficiary information.  In addition, the Fund retains records of all of your security transactions such as your account balances and transaction histories.

A.

Our Disclosure Statement – The Fund only discloses personal information about you while you are a shareholder or if you have left the Fund as required by law.  That is, to you personally, to the Securities and Exchange Commission and to government tax agencies.  And, since all transactions are handled internally, the number of employees that even see your information is limited.  However, funds cannot be IRA trustees.  Your Fund uses US Bank to provide IRA custodial services that require disclosure of your IRA shareholder name and address to it on an annual basis.  In this regard, US Bank has a similar Privacy Policy to protect this information other than that required by law.

You should call 1-800-869-1679 if there are any questions about the Fund’s Regulation S-P Status.

PROXY STATEMENT

THE VALLEY FORGE FUND, Inc.

3741 Worthington Road, Collegeville, PA 19426

 Tel. 1-855-833-6359

Enclosed herewith is notice of a Special Meeting of Shareholders of The Valley Forge Fund (the "Fund") and a proxy form solicited by the Board of Directors of the Fund.  This material was first mailed to Shareholders on January 14, 2013.  Exercised proxies may be revoked by you at any time either by mail notices to the Fund, re-submittal at a later date, or voting at the meeting.  Please place your instructions on the enclosed form, then sign, date, and return.

The Fund has one class of capital stock of the Fund, all having equal voting rights.  On January 11, 2013, the date of record, there were 1,549,108.272 shares outstanding, held by shareholders entitled to notice of and to vote at the meeting.  In all matters, each share has one vote.

A quorum must exist to hold an Annual or Special Meeting. It requires that more than fifty percent of the outstanding shares be present or represented by Proxy. Abstentions and Broker Accounts that do not vote are considered as being present with negative votes. Sixty-seven percent of the votes cast or fifty percent of the outstanding shares, whichever is less, will pass any proposal presented.

PROPOSAL #1: RATIFICATION OR REJECTION OF SELECTION OF A NEW INVESTMENT ADVISER

Your Board of Directors recommends, subject to Shareholder approval, Boyle Capital Management, LLC, as the Fund’s Investment Adviser. If you desire to have representatives of Boyle Capital Management, LLC, present at the meeting you may contact the President of the Fund in advance of the meeting and request their presence.

Adviser Fees: Boyle Capital Management, LLC’s Standard Fee is 1.00%, but has consented to a Fee Waiver of 0.30%, resulting in a Net Fee of 0.70% (the previous Adviser’s Net Fee was 1.00%).

All Other Fees: There are no other Adviser Fees expected.

SHAREHOLDER PROPOSALS

The Fund expects to hold its next Annual Meeting in August 2013.  Shareholder proposals may be presented at that meeting provided they are received by the Fund no later than January 4, 2013, in accordance with Rule 14a-8 under the Securities and Exchange Act of 1934 that sets forth certain requirements.

OTHER MATTERS

The Directors know of no other matters to be presented at the meeting other than those mentioned above. Should other business come before the meeting, the proxies will be voted in accordance with the view of the Board of Directors.